                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. __)/1/

                            Ascent Pediatrics, Inc.
            ------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
            ------------------------------------------------------
                        (Title of Class of Securities)

                                  04362X 10 1
            ------------------------------------------------------
                                (CUSIP Number)

                                 May 13, 1998
            ------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[_]  Rule 13d-1(d)


-----------------------------
 /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 04362X 10 1                 13G                    PAGE 2 OF 9 PAGES
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      BankBoston Corporation   04-2471221

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      N/A
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Parent Holding Company -- Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            853,034

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             853,034

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      853,034
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11

      11.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      HC

------------------------------------------------------------------------------

CUSIP NO. 04362X 10 1                 13G                    PAGE 3 OF 9 PAGES
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      BankBoston, N.A.   04-2471221

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      N/A
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Bank -- U.S.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            853,034

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             853,034

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      853,034
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11

      11.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      BK

------------------------------------------------------------------------------

CUSIP NO. 04362X 10 1                 13G                    PAGE 4 OF 9 PAGES
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      BancBoston Ventures Inc.   04-6013165

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      N/A
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Corporation -- Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            853,034

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             853,034

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      853,034
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11

      11.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IV

------------------------------------------------------------------------------

CUSIP NO. 04362X 10 1                 13G                    PAGE 5 OF 9 PAGES

ITEM 1(A).  NAME OF ISSUER:

            Ascent Pediatrics, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            187 Ballardvale Street, Suite B125
            Wilmington, MA  01821

ITEM 2(A).  NAME OF PERSON FILING:

            BankBoston Corporation, on its own behalf as indirect owner and on behalf of its subsidiaries BankBoston, N.A. and BancBoston Ventures Inc.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            100 Federal Street
            Boston, MA 02110

ITEM 2(C).  CITIZENSHIP:

            Parent Holding Company:  Massachusetts
            Bank:  U.S.
            Investment Company:  Massachusetts

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(E).  CUSIP NUMBER:

            04362X 10 1
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CUSIP NO. 04362X 10 1                 13G                    PAGE 6 OF 9 PAGES

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            This statement is filed pursuant to Rule 13D-1(b). The persons filing are a parent holding company, in accordance with Reg. Section 240.13D-1(b)(II)(G), a bank, as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, and an investment company as defined in Section 3(a)(19) of the Securities Exchange Act of 1934.

ITEM 4.     OWNERSHIP:

     (a) Amount beneficially owned:  853,034 shares
     (b) Percent of class:  11.0%
     (c) Number of shares as to which such person has:
         (i)   Sole power to vote or to direct the vote:  853,034 shares
         (ii)  Shared power to vote or to direct the vote:  0 shares
         (iii) Sole power to dispose or to direct the disposition of:
               853,034 shares
         (iv) Shared power to dispose or to direct the disposition of: 0 shares

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            BancBoston Ventures Inc. (investment company as defined in Section 3(a) (19) of the Securities Exchange Act of 1934).

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not applicable.

CUSIP NO. 04362X 10 1                 13G                    PAGE 7 OF 9 PAGES

ITEM 10.    CERTIFICATION:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 May 22, 1998
                                         ----------------------------
                                                    (Date)

                                         BankBoston Corporation


                                         By: /s/ Frederick M. Fritz
                                            ----------------------------
                                            Name:  Frederick M. Fritz
                                            Title: Managing Director -
                                                   Private Equity


                                         BankBoston, N.A.



                                         By: /s/ Frederick M. Fritz
                                            ----------------------------
                                            Name:  Frederick M. Fritz
                                            Title: Managing Director



                                         BancBoston Ventures Inc.



                                         By: /s/ Frederick M. Fritz
                                            --------------------------
                                            Name:  Frederick M. Fritz
                                            Title: President

CUSIP NO. 04362X 10 1                 13G                      PAGE 8 OF 9 PAGES

                                                                       EXHIBIT A
                                                                       ---------
                                   AGREEMENT

      The undersigned hereby agree, pursuant to section 240.13d-1(k) (1) that BankBoston Corporation may file a Schedule 13G pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, and all amendments to such Schedule, with respect to shares of Ascent Pediatrics, Inc. Common Stock, on behalf of itself, BankBoston, N.A. and BancBoston Ventures Inc.

Dated:     May 22    , 1998
      ---------------

BankBoston Corporation



By: /s/ Frederick M. Fritz
   -----------------------------
   Name:  Frederick M. Fritz
   Title: Managing Director -
          Private Equity


BankBoston, N.A.



By: /s/ Frederick M. Fritz
   -----------------------------
   Name:  Frederick M. Fritz
   Title: Managing Director


BancBoston Ventures Inc.


By: /s/ Frederick M. Fritz
   -----------------------------
   Name:  Frederick M. Fritz
   Title: President

CUSIP NO. 04362X 10 1                 13G                      PAGE 9 OF 9 PAGES

                                                                       EXHIBIT B
                                                                       ---------
              INCUMBENCY CERTIFICATE OF AUTHORIZED REPRESENTATIVE

      I, the undersigned, Timothy A. Gerhold, Assistant Clerk of BancBoston Ventures, Inc. do hereby certify that F.M. Fritz is duly elected President of BancBoston Ventures Inc., and also has the power and authority to sign the attached Statements on Schedule 13G in the name and on behalf of BancBoston Ventures Inc.

      In witness whereof, I have set may hand and seal of BancBoston Ventures Inc. this 22nd day of May, 1998.


                                           By: /s/ Timothy A. Gerhold
                                              ----------------------------------
                                                Name:  Timothy A. Gerhold
                                                Title: Assistant Clerk